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                                                                   EXHIBIT (a.8)


                            ARTICLES SUPPLEMENTARY
                                      OF
                             HEARTLAND GROUP, INC.

         The Board of Directors of Heartland Group, Inc. ("Heartland Group"), a corporation organized and existing under the laws of the State of Maryland and registered as an open-end investment company under the Investment Company Act of 1940, by resolutions unanimously adopted at its meeting on November 16, 1999, has taken action (i) to withdraw the designation of and to discontinue its series known as the Heartland Mid Cap Value Fund (the "Mid Cap Fund"); and (ii) to reallocate 50 million shares of capital stock of Heartland Group from the Mid Cap Fund to the Heartland Select Value Fund, a separate series of Heartland Group. The shareholders of the Heartland Mid Cap Fund, voting separately, approved such withdrawal and discontinuance at a special meeting held on November 30, 1999. Heartland Group, having been authorized to issue one billion (1,000,000,000) shares of capital stock with a par value of one-tenth of one cent ($.001) per share, or an aggregate par value of one million dollars ($1,000,000), has the following eight series in existence as of the effective date hereof:

         Series                                               No. of Shares
         ------                                               -------------
Heartland Value Fund                                          150 Million
Heartland Select Value Fund                                   100 Million
Heartland Value Plus Fund                                     100 Million
Heartland Government Fund                                     100 Million
Heartland Wisconsin Tax Free Fund                             100 Million
Heartland Short Duration High-Yield Municipal Fund            100 Million
Heartland High-Yield Municipal Bond Fund                      100 Million
Heartland Taxable Short Duration Municipal Fund               100 Million

         All of such designated series of shares have the relative preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Section 7.2 of Heartland Group's Articles of Incorporation, as amended.

         The Board of Directors has taken this action pursuant to the powers conferred upon it under Section 7.1 of Heartland Group's Articles of Incorporation and Sections 2-105(c) and 2-208 of the Maryland General Corporation Law, and with respect to the withdrawal and discontinuance of the series know as the Mid Cap Fund only, subject to approval by the shareholders of the Mid Cap Fund, which shareholder approval has been obtained.

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                                     HEARTLAND GROUP, INC.



                                     By:__________________________________
                                          William J. Nasgovitz, President


                                     Attest:


                                     By:___________________________________
                                        Jilaine Hummel Bauer, Secretary

Dated: December __, 1999.



STATE OF WISCONSIN         )
                           ) SS
COUNTY OF MILWAUKEE        )

         On this ___ day of December, 1999, before me, a Notary Public for the State and County set forth above, personally came William J. Nasgovitz, as President of Heartland Group, Inc., and Jilaine Hummel Bauer, as Secretary of Heartland Group, Inc., and in their said capacities each acknowledged the foregoing Articles Supplementary to be the act and deed of said corporation and further acknowledged that, to the best of their knowledge, the matters and facts set forth therein are true in all material respects under the penalties of perjury.

         IN WITNESS WHEREOF, I have signed below in my own hand and attached my official seal on the day and year set forth above.


                                __________________________________________
                                Notary Public

                                My Commission Expires_____________________

(SEAL)

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